Contact: Michele Feller
         HomeBase, Inc.
         949-442-5448

         Cecilia Wilkinson
         Linda Press
         Pondel/Wilkinson MS&L
         310-207-9300


                                                           FOR IMMEDIATE RELEASE


    HOUSE2HOME FILES VOLUNTARY CHAPTER 11 PETITION UNDER U.S. BANKRUPTCY CODE

      (Company to File Motion to Liquidate All Stores and Cease Operations)


         Irvine, Calif. - November 7, 2001 - House2Home, Inc. (NYSE:HTH) today announced that the company and its subsidiaries have filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code. The filings were made in the U.S. Bankruptcy Court in Santa Ana, California. The company intends to file a motion, later today, requesting Bankruptcy Court authorization to liquidate and cease operating all 42 of its House2Home home decorating superstores.
         As previously reported, sales for the company's 42 House2Home stores fell severely following the tragedy of the September 11 terrorist attacks, exacerbating an already difficult retail environment. The company previously reported that second quarter sales for the current year were lower than originally expected, due to moderating growth in the economy and diminishing consumer confidence. The continuing sales decline subsequent to September 11 led to extreme pressure on the company's cash position.
         "The dramatic and sustained drop in sales that immediately followed the terrorist attacks put an extraordinary strain on cash flow, from which we could not recover," said Herbert Zarkin, chairman and chief executive officer. "We had high hopes for House2Home and still believe that the concept would have been successful under different macro economic circumstances. Unfortunately, several pivotal external factors were working against us. At the time of the September 11 attacks, our borrowings against our credit facility were approaching their peak level with the August completion of the conversion program. This also meant the vast majority of our House2Home stores had been open a very short time prior to the September 11 attacks. We never had the opportunity to build a solid customer base that might have otherwise sustained the business through a difficult period. Finally, all of this took place against the backdrop of a softening economy."
         In August of this year, the company completed its corporate transition into the home decorating market, following the competitive difficulties it was facing as a home improvement retailer. The chain-wide conversion, which was based on a successful five-store House2Home pilot program, involved closing all of its 89 former HomeBase home improvement warehouses and converting 42 of those stores into House2Homes.
         Zarkin added, "Although this was a wrenching decision, our board of directors believes that, with no other viable strategic alternatives, a complete liquidation of operations is the only course of action available to us at this time. The plan we intend to file, which is subject to Court approval, will call for the immediate and simultaneous liquidation of all 42 stores. We would like to act quickly in order to take advantage of the holiday selling season and move toward a swift resolution."
         The company also noted that it has reached an agreement with its bank group, led by Fleet Retail Finance, with respect to a cash collateral stipulation. The anticipated stipulation, which will be subject to Bankruptcy Court approval, will enable the company to retain a predetermined portion of cash from anticipated store liquidation sales. The company expects to use these funds to help fulfill obligations associated with all business operations, including payments to employees, suppliers, vendors and other business partners for goods and services provided on or after the Chapter 11 filing date. Once commenced, liquidation of inventory at the 42 stores is estimated to take approximately 13 weeks.
         Prior to today's action, the company had retained the services of Barrington Associates, a Los Angeles-based investment banking firm, to help explore various strategic alternatives. Despite intense efforts, no viable strategic transaction has materialized to date that would permit the company to avoid liquidation.
         The company added that it would retain some portion of its employees through the completion of the liquidation process. No further details were available concerning the timing of employee terminations. The company currently employs approximately 4,700 people, including employees at its 42 stores and at its Irvine, California, corporate office.
         Sales for the third fiscal quarter, ended October 27, 2001, are expected to total approximately $119 million. The company expects to report third quarter financial results in mid to late November.
         The Chapter 11 petition for the company was filed Wednesday morning in the U.S. Bankruptcy Court for the Central District of California, Santa Ana Division. The case number is SA01-19244-JB. The assigned judge is the Honorable James Barr.
         Headquartered in Irvine, California, House2Home, Inc. operates 42 House2Home home decorating superstores in three western states. Averaging more than 100,000 square feet, House2Home stores offer an expansive selection of specialty home decor merchandise across four broad product categories -- outdoor living, indoor living, home decor and accessories, and seasonal goods. For more information about the company and its stores, visit the House2Home web site at www.house2home.com (which shall not be deemed to be incorporated in or a part of this press release).


         Matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the company's ability to obtain court approval for its anticipated plan to liquidate all store operations and for the expected cash collateral stipulation by its bank; the company's ability to obtain favorable terms for store liquidations and real estate divestitures and the overall success of the company's liquidation; the economic conditions in the company's markets and the factors set forth in the company's annual report on Form 10-K for the fiscal year ended January 27, 2001 under the heading "Risk Factors" and in the company's other filings with the Securities and Exchange Commission. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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